SCHEDULE I

Eagle Capital Appreciation Fund

Eagle Growth & Income Fund

Eagle Series Trust and its series funds:

International Stock Fund
Investment Grade Bond Fund
Mid Cap Growth Fund
Mid Cap Stock Fund
Small Cap Growth Fund
Smaller Company Fund
Tactical Allocation Fund
Tax-Exempt Bond Fund